                                                                    Exhibit 12.1


                         UNITED STATES STEEL CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                                   (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)


                                                 Six Months
                                                    Ended                                Year Ended December 31
                                                   June 30              ---------------------------------------------------------
                                              2003         2002         2002         2001          2000         1999         1998
                                              ----         ----         ----         ----          ----         ----         ----
Portion of rentals
   representing interest ...............     $  17        $  21        $  34        $  45         $  48        $  46        $  52
Capitalized interest ...................         4            -            6            1             3            6            6
Other interest and fixed
   charges .............................        81           68          136          153           115           75           47
Pretax earnings which would
   be required to cover
   preferred stock dividend
   requirements ........................        10            -            -           12            12           14           15
                                             -----        -----        -----        -----         -----        -----        -----
Combined fixed charges
   and preferred stock
   dividends (A) .......................     $ 112        $  89        $ 176        $ 211         $ 178        $ 141        $ 120
                                             =====        =====        =====        =====         =====        =====        =====

Earnings-pretax income
   with applicable
   adjustments (B) .....................     $  42        $  23        $ 183        $(387)        $ 187        $ 295        $ 618
                                             =====        =====        =====        =====         =====        =====        =====

Ratio of (B) to (A) ....................       (a)          (b)         1.04          (c)          1.05         2.10         5.15
                                             =====        =====        =====        =====         =====        =====        =====


(a) Earnings did not cover fixed charges and preferred stock dividends by $70 million.
(b) Earnings did not cover fixed charges and preferred stock dividends by $66 million.
(c) Earnings did not cover fixed charges and preferred stock dividends by $598 million.